Exhibit 99.1

SAIC Completes Acquisition of Scitor

•	Two highly complementary companies join to provide increased opportunities for customers
•	SAIC expands its intelligence community and U.S Air Force market portfolios

MCLEAN, VA, May 4, 2015 — Science Applications International Corp. (NYSE: SAIC) today announced it has completed the acquisition of Scitor Holdings, Inc. for $790 million in an all cash transaction. This highly complementary acquisition accelerates SAIC's entry to the intelligence community by providing access to classified contracts, cleared personnel, and a robust security infrastructure.

“I am very excited to welcome Scitor employees to the SAIC family. This transaction expands the markets we serve and we are dedicated to ensuring continuity of the mission to our customers,” said SAIC CEO Tony Moraco. “Together, we are redefining ingenuity in the technology integration marketplace by leveraging the capabilities from both companies to increase revenues and earnings.”

Scitor President Timothy Dills said, “Today marks the completion of the next step in Scitor’s evolution to support the vital missions of our customers. Uniting our two very forward-leaning companies increases the magnitude of services we can provide for our customers and opportunities available for our employees.”

Founded in 1979, Scitor is a leading national security provider focused on classified U.S. Air Force and intelligence community programs. With annual revenues of approximately $600 million, Scitor provides critical mission support to address our nation’s security needs.

Similar to SAIC, Scitor focuses on fostering team collaboration and empowerment to provide exciting new approaches and capabilities to customers. Scitor is a prime contractor on more than 85 percent of its contracts with customers of vital national importance, and more than 90 percent of its approximately 1,500 employees hold high-level security clearances.

Upon completion of the acquisition, SAIC expects the revenue of the combined company’s intelligence business to be approximately 11 percent of its customer mix and Scitor employees will join SAIC under the newly created Intelligence Community Customer Group led by Dills, reporting directly to Sector President Nazzic Keene.

About SAIC

SAIC is a premier technology integrator providing full lifecycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets. SAIC is Redefining Ingenuity through its deep customer and domain knowledge, talented people, effective processes, and innovation to enable the delivery of systems engineering and integration offerings for large, complex projects. SAIC's approximately 15,000 employees are driven by integrity and mission focus to serve customers in the U.S. federal government, state/local, and global commercial markets. Headquartered in McLean, Virginia, SAIC has annual revenues of about $4.4 billion. For more information, visit http://www.saic.com.  For ongoing news, please visit our newsroom.

Forward-Looking Statements

Certain statements in this announcement constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and a number of factors could cause our actual results, performance, achievements, or industry results to be very different from the results, performance, or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in SAIC's Annual Report on Form 10-K and other such filings that SAIC makes with the SEC from time to time, which may be viewed or obtained through the Investor Relations section of our web site at www.saic.com. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

For further information: For SAIC: Investor Relations: Paul Levi, 703.676.2283, paul.e.levi@saic.com; Media Contact: Lauren Presti, 703.676.8982, lauren.a.presti@saic.com